Exhibit 21
(Form 10-K)
SUBSIDIARIES OF
CITIZENS REPUBLIC BANCORP, INC.

		Jurisdiction or
	Ownership	Incorporation of
Subsidiaries	Percentage	Organization

Citizens Bank	100%	Michigan
CB Financial Services, Inc.	100%	Michigan
Citizens Title Services, Inc.	100%	Michigan
Citizens Bank Mortgage Company, LLC	1%	Michigan
Citizens Service Company, Inc.	100%	Michigan
Citizens Bank Mortgage Company, LLC	99%	Michigan
Pulaski Capital Corporation	100%	Nevada
F&M Bank—Iowa	100%	Iowa
Security Banc Services Group, Inc.	100%	Iowa
Citizens Bank Wealth Management, N.A.	100%	National Association
Citizens Funding Trust I	100%	Michigan

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